Exhibit 10.1
REDWOOD TRUST, INC.

DEFERRED STOCK UNIT AWARD AGREEMENT

DEFERRED STOCK UNIT AWARD AGREEMENT dated as of the [Date] day of [Month] [Year] (the “Award Agreement”), by and between Redwood Trust, Inc., a Maryland corporation (the “Company”), and [First Name] [Last Name], an employee, consultant or non-employee director of the Company (the “Participant”).

Pursuant to the Redwood Trust, Inc. Amended and Restated 2014 Incentive Award Plan (as may be amended from time to time, the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that the Participant is to be granted an award of Deferred Stock Units for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and conditions set forth herein (the “Award”), and the Company hereby grants such Award.  This Award is being made in connection with a deferral of compensation by the Participant pursuant to the Redwood Trust, Inc. Executive Deferred Compensation Plan, as amended to date (the “Deferred Compensation Plan”), and the executed Deferral Election attached hereto as Exhibit A (the “Deferral Election”). Any capitalized terms not defined herein shall have the meaning set forth in the Plan or the Deferred Compensation Plan, as applicable.

1.       Number of Shares Awarded; Deferral Election.  This Award entitles the Participant to receive [Number of shares (_____)] shares of Common Stock (the “Award Shares”), in connection with the expiration of the Restricted Period described below.

2.        Dividends.  In accordance with Section 10.4 of the Plan, the number of Award Shares set forth in Section 1 shall not be adjusted to reflect the payment of regular cash dividends declared on Common Stock during the Restricted Period.  The Participant will instead be entitled to a Dividend Equivalent (each, a “DER”) for each Award Share pursuant to which the Participant will be entitled to receive, pursuant to the Plan and the Deferred Compensation Plan and in accordance with the applicable Deferral Election, an amount equal to the aggregate regular cash dividends with a record date after the Grant Date (as defined below) and prior to the date the Award Share is settled or forfeited that would have been payable to the Participant with respect to the share of Common Stock underlying the Award Share had it been outstanding on the applicable record date. DERs shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the underlying Award Share, at which point, the corresponding DER will be forfeited. Subject to an applicable Deferral Election, any amounts that may become payable in respect of this Section 2 shall be paid as and when the dividends in respect of which such DER payments arise are paid to holders of Common Stock, without regard to the vested status of the underlying Award Share. Any amounts that may become payable in respect of this Section 2 shall be treated separately from the Award Shares and the rights arising in connection therewith for purposes of Section 409A of the Code.

3.     Vesting and Restricted Periods.

(a)The Award Shares shall be fully vested on the Grant Date (the “Vested Award Shares”). Award Shares shall be delivered to the Participant at the time or times provided in the Deferral Election and the Deferred Compensation Plan (or any re-deferral election made in accordance with Section 409A of the Code and the terms of the Deferred Compensation Plan). Vested Award Shares shall not be forfeited in the event of the Participant’s Termination of Service but rather delivery of such Vested Award Shares shall continue to be governed by the terms of the Deferral Election and the Deferred Compensation Plan (or any re-deferral election made in accordance with Section 409A of the Code and the terms of the Deferred Compensation Plan).

(b)For purposes of this Agreement, the following terms have the meanings set forth below:

(i)     “Grant Date” means the date first written above in this Agreement.

(ii)    “Restricted Period” means the period from the date of this Award to the applicable date or dates specified for delivery of such shares.

 4.        Service Relationship Unchanged by Award.  This Award Agreement is not an employment or service contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation of the Participant to continue as an Employee, Consultant or Director of the Company or on the part of the Company to continue the employment or other service relationship of the Participant with the Company.

5.      Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Participant either at the Participant’s address set forth below or such other address as the Participant may designate in writing to the Company, and to the Company:  Attention:  General Counsel, at the Company’s address or such other address as the Company may designate in writing to the Participant.

6.       Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

7.       [Reserved].

8.     Existing Agreements.  This Award Agreement does not supersede nor does it modify any existing agreements between the Participant and the Company.

9.       Incorporation of Plan.  The Plan incorporated by reference and made a part of this Award Agreement, and this Award Agreement is subject to all terms and conditions of the Plan and the Deferred Compensation Plan as in effect from time to time.

10.       Amendments.   This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.  Notwithstanding the foregoing, the Deferral Election shall be irrevocable and the date(s) specified for distribution of Vested Award Shares may not be modified after the date hereof except as otherwise permitted under Section 409A of the Code.

11.     Withholding.    The Company shall withhold, or cause to be withheld, Award Shares or other compensation otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Award Shares which may be so withheld or surrendered shall be limited to the number of Award Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

12.    Section 409A. Notwithstanding anything to the contrary contained in this Award Agreement, this Award Agreement is intended to comply with Section 409A of the Code and this Award Agreement, the Plan and the Deferred Compensation Plan shall be interpreted in a manner consistent with such intent, and any provisions of this Award Agreement, the Plan or the Deferred Compensation Plan that would cause the Award to fail to satisfy the requirements for an effective deferral of compensation under Section 409A of the Code shall have no force and effect. Notwithstanding anything to the contrary in this Award Agreement, no amounts shall be paid to the Participant under this Award Agreement during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) to the extent that the Administrator determines that the Participant is a “specified employee” (within the meaning of Section 409A of the Code) at the time of such separation from service and that paying such amounts at the time or times indicated in this Award Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Award Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Award Agreement on the day and year first above written.

REDWOOD TRUST, INC.

By:
[Andrew P. Stone]
[Chief Legal Officer & Secretary]
One Belvedere Place, Suite 300
Mill Valley, CA 94941

The undersigned hereby accepts and agrees to all the terms and provisions of this Award Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

[First Name] [Last Name]
c/o Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941

EXHIBIT A

Deferral Election

[see attached]